Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Announces Changes to Business Units;

Chief Marketing Officer Diane Scott to Lead New Unit, Western Union Ventures;

Executive Vice President David Yates to Leave Company

Englewood, Colo., August 29, 2011 – The Western Union Company (NYSE: WU) today announced the formation of Western Union Ventures, which will focus on developing new service offerings for the Company’s consumers. Western Union also announced that David Yates, Executive Vice President of Business Development and Innovation, will leave the Company effective September 30, 2011.

The new go-to-market organization will drive the Company’s three key strategic growth areas of Consumer Money Transfer, Business-to-Business Payments, and new products and services. Western Union Ventures will focus on expanding and deepening consumer relationships through new capabilities and offerings.

Global Consumer Financial Services, which includes the Company’s core consumer money transfer services and consumer bill payments, will continue to be led by Stewart Stockdale, Executive Vice President and President, Global Consumer Financial Services.

Western Union Business Solutions, which consists of the Company’s business-to-business payments services, will be led by Raj Agrawal, who has been named President, Western Union Business Solutions. Agrawal will now report directly to Western Union President and CEO Hikmet Ersek.

Western Union Ventures will be led by Diane Scott, EVP and Chief Marketing Officer and President, Western Union Ventures. The unit will leverage the Company’s existing assets to increase consumer loyalty and retention, attract new consumers, and obtain a higher share of wallet. Westernunion.com, prepaid / stored value, and mobile money transfer will be within the Western Union Ventures business unit.

“The new business unit structure will help us drive our key growth strategies,” said Western Union President and CEO Hikmet Ersek. “Our Consumer Money Transfer business, driven by our strong brand, global distribution of 470,000 agent locations in 200 countries and territories, and our extensive consumer relationships, continues to represent a strong growth opportunity. Leveraging our global strengths, Western Union Ventures will allow us to build deeper relationships with existing and new consumers and to expand our portfolio with new services. Our third business unit, Business-to-Business Payments, represents an additional large global growth opportunity, as cross border global payments is an area where we can gain significant market share.”

Mr. Yates, who serves as Executive Vice President of Business Development and Innovation, will leave the Company effective September 30, 2011 to pursue business interests in Europe. Mr. Yates made many contributions and brought innovative thinking to the Company’s new business initiatives. Under his leadership, the Company expanded the reach of Business Solutions and signed the Travelex Global Business Payments acquisition agreement, launched smart phone mobile money transfer applications, and established future growth strategies for the Company’s electronic channels initiatives. Mr. Yates will provide consulting services to the Company through February 28, 2013.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of approximately 470,000 agent locations in 200 countries and territories. In 2010, The Western Union Company completed 214 million consumer-to-consumer transactions worldwide, moving $76 billion of principal between consumers, and 405 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G